Westbury Bancorp, Inc. Reports Net Income for the Three Months and Year Ended September 30, 2015

West Bend, WI, November 18, 2015 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $2.5 million, or $0.64 per common share for the three months ended September 30, 2015, and $3.5 million, or $0.85 per common share, for the year ended September 30, 2015, compared to net income of $227,000, or $0.04 per common share for the three months ended September 30, 2014, and a net loss of $1.4 million, or $(0.31) per common share, for the year ended September 30, 2014.
Kirk Emerich, Chief Financial Officer and Executive Vice President-Investor Relations, said, "Our earnings were positively impacted by the reversal in full of our deferred tax asset valuation allowance of $2.4 million in September. The reversal is a result of improvement in our core operating results and our earnings outlook going forward."
Greg Remus, President and Chief Executive Officer, added, "We are excited to see that our strategic initiatives to build strong banking relationships, reduce non-performing assets, control operating expenses and increase non-interest income are leading to improved performance. We are also using capital management initiatives such as our stock repurchase program to deploy excess capital, improve our return on equity and earnings per share, and enhance the return on our shareholders' investment in the Company. We are confident that our current strategy will continue to provide revenue and earnings growth and build long-term shareholder value."
Highlights for the year include:

•
During the year ended September 30, 2015, our net loan portfolio grew by $76.6 million, or 18.4%. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. As a result, we experienced an increase in total interest and dividend income of $2.5 million, or 13.4%, to $20.8 million for the year ended September 30, 2015 compared to $18.3 million for the year ended September 30, 2014.

•
During the year ended September 30, 2015, our deposits increased by $76.1 million, or 16.7%. This deposit growth was the primary cause of an increase in total interest expense of $322,000, or 19.7%, to $2.0 million for the year ended September 30, 2015 compared to $1.6 million for the year ended September 30, 2014.

•
Net interest income increased $2.1 million, or 12.8%, to $18.8 million for the year ended September 30, 2015 compared to $16.7 million for the year ended September 30, 2014. Our net interest margin was 3.42% for the year ended September 30, 2015 compared to 3.45% for the year ended September 30, 2014. The average yield on interest-earning assets decreased 2 basis points, primarily due to our loan growth in the current low rate environment, while the average cost of funds increased by 1 basis point.

•	Non-performing assets decreased by $2.7 million, or 71.3%, to $1.1 million, or 0.17% of total assets, at September 30, 2015, compared to $3.8 million, or 0.67% of total assets, at September 30, 2014.

•	Classified assets decreased $2.4 million, or 37.3%, to $4.1 million, or 0.64% of total assets, at September 30, 2015, compared to $6.5 million, or 1.14% of total assets, at September 30, 2014.

•	Loans past due 30-89 days decreased $1.8 million, or 73.7%, to $639,000 at September 30, 2015 from $2.4 million at September 30, 2014.

•	Net charge-offs decreased to 0.09% of average loans for the year ended September 30, 2015, compared to 0.20% of average loans for the year ended September 30, 2014.

•
Due to the decrease in non-performing loans and the decrease in net charge-offs, the ratio of our allowance for loan losses to non-performing loans increased to 572.6% at September 30, 2015 compared to 284.8% at September 30, 2014.

•
Non-interest income was $6.7 million for the year ended September 30, 2015, compared to $6.2 million for the year ended September 30, 2014. The increase was primarily the result of a $363,000 payment received for early termination of a lease on real estate held for investment.

•
Non-interest expense, excluding non-recurring items, was $21.4 million for the year ended September 30, 2015, compared to $22.2 million for the year ended September 30, 2014. Non-recurring non-interest expense, consisting of expenses related to branch closings, valuation adjustments on real estate designated as held for sale and service contract buyouts, was $1.6 million for the year ended September 30, 2015 compared to $2.8 million for the year ended September 30, 2014. We believe that these non-recurring charges will result in reduced operating expenses for the Company in the future.

•
In September 2015, we reversed the valuation allowance on our deferred tax asset. The reversal resulted in the recognition of a tax benefit of $2.4 million. Based on our analysis of the evidence in the aggregate at September 30, 2015, including evidence related to the substantially reduced risk profile of our loan portfolio, our improved core earnings and our earnings forecasts we concluded that there is more positive evidence than negative regarding the utilization of our deferred tax asset and that reversal of the valuation allowance was appropriate.

•
We have been an active buyer of our stock since the implementation of our first stock repurchase program in May 2014. For the year ended September 30, 2015, we purchased 740,813 shares at an average price of $17.26 per share. In total, since we began our stock repurchase programs in May 2014, we have repurchased 1,012,109 shares, or 19.7% of the shares outstanding in May 2014, at an average price of $16.65 per share.

•
Our stock repurchase activity has reduced our average equity to average assets ratio to 11.98% at September 30, 2015 from 16.65% at March 31, 2014, the last quarter end before we began our first stock repurchase program. Additionally, our tangible book value per share increased by $1.17, or 6.9%, to $18.21 at September 30, 2015 from $17.04 at September 30, 2014. Based on our closing share price of $17.82 on September 30, 2015, our price to tangible book value was 97.9% compared to 88.3% at September 30, 2014 based on the closing share price of $15.05 at that date.

Highlights for the fourth quarter include:

•
During the three months ended September 30, 2015, our net loan portfolio grew by $6.9 million, or 5.7% annualized growth. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. Loan growth was the primary driver of an increase in total interest and dividend income of $210,000, or 4.0%, to $5.5 million for the three months ended September 30, 2015 compared to $5.3 million for the three months ended June 30, 2015 and an increase of $673,000, or 14.0%, compared to $4.8 million for the three months ended September 30, 2014.

•
During the three months ended September 30, 2015, our deposits increased by $9.0 million, or 6.9% annualized growth. Deposit growth was the primary cause of the increase in total interest expense of $34,000, or 6.6%, to $552,000 for the three months ended September 30, 2015 compared to $518,000 for the three months ended June 30, 2015 and an increase of $132,000, or 31.4%, compared to $420,000 for the three months ended September 30, 2014.

•
Net interest income increased $176,000, or 3.7%, to $4.9 million for the three months ended September 30, 2015 compared to $4.8 million for the three months ended June 30, 2015 and an increase of $541,000, or 12.3%, compared to $4.4 million for the three months ended September 30, 2014.

•	Our net interest margin was 3.44% for the three months ended September 30, 2015 compared to 3.40% for the three months ended June 30, 2015 and 3.47% for the three months ended September 30, 2014.

•	Non-performing assets decreased to $1.1 million, or 0.17% of total assets, at September 30, 2015, compared to $2.5 million, or 0.39% of total assets, at June 30, 2015.

•	Classified assets decreased to $4.1 million, or 0.64% of total assets, at September 30, 2015, compared to $4.6 million, or 0.73% of total assets, at June 30, 2015.

•	Loans past due 30-89 days decreased $191,000, or 23.0%, to $639,000 at September 30, 2015 from $830,000 at June 30, 2015.

•
Annualized net charge-offs decreased to 0.07% of average loans for the three months ended September 30, 2015, compared to 0.08% of average loans for the three months ended June 30, 2015 and 0.17% of average loans for the three months ended September 30, 2014.

•
Non-interest income was $1.8 million for the three months ended September 30, 2015, compared to $1.6 million for the three months ended June 30, 2015 and $1.5 million for the three months ended September 30, 2014.

•
Non-interest expense, excluding non-recurring items, was $5.6 million for the three months ended September 30, 2015 compared to $5.5 million for the three months ended June 30, 2015 and $5.4 million for the three months ended September 30, 2014.

•	During the quarter, we continued our stock repurchase programs. For the three months ended September 30, 2015, we purchased 79,083 shares at an average price of $17.74 per share.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha and Outagamie Counties through its eight full service offices and one loan production office providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
___________________________________
WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich- Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Selected Financial Condition Data:		(Dollars in thousands)
Total assets	$638,929	$629,380	$610,134	$594,614	$568,695
Loans receivable, net	493,425	486,497	467,447	438,172	416,874
Allowance for loan losses	4,598	4,536	4,483	4,224	4,072
Securities available for sale	80,286	79,450	77,881	83,180	90,346
Total liabilities	560,117	552,379	530,998	508,088	482,208
Deposits	531,020	522,031	512,047	472,688	454,928
Stockholders' equity	78,812	77,001	79,136	86,526	86,487

Asset Quality Ratios:
Non-performing assets to total assets	0.17%	0.39%	0.52%	0.60%	0.67%
Non-performing loans to total loans	0.16%	0.21%	0.23%	0.27%	0.34%
Total classified assets to total assets	0.64%	0.73%	0.82%	1.02%	1.14%
Allowance for loan losses to non-performing loans	572.60%	434.90%	412.04%	349.96%	284.76%
Allowance for loan losses to total loans	0.92%	0.92%	0.95%	0.95%	0.97%
Net charge-offs to average loans (annualized)	0.07%	0.08%	0.04%	0.19%	0.17%

Capital Ratios:
Average equity to average assets	11.98%	12.48%	13.72%	15.01%	15.39%
Equity to total assets at end of period	12.34%	12.23%	12.97%	14.55%	15.21%
Total capital to risk-weighted assets (Bank only)	13.12%	13.50%	14.11%	15.81%	16.18%
Tier 1 capital to risk-weighted assets (Bank only)	12.25%	12.61%	13.18%	14.81%	15.17%
Tier 1 capital to average assets (Bank only)	10.01%	10.26%	10.57%	10.79%	11.13%
CET1 capital to risk-weighted assets (Bank only)	12.25%	12.61%	13.18%	N/A	N/A

	Three Months Ended		Years Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,495	$4,822	$20,780	$18,322
Interest expense	552	420	1,959	1,637
Net interest income	4,943	4,402	18,821	16,685
Provision for loan losses	150	200	950	550
Net interest income after provision for loan losses	4,793	4,202	17,871	16,135
Service fees on deposit accounts	1,066	1,089	4,302	4,189
Gain on sale of loans, net	126	47	448	214
Servicing fee income, net of amortization and impairment	(42)	47	70	399
Insurance and securities sales commissions	62	63	296	322
Rental income from real estate operations	489	150	911	621
Other non-interest income	132	151	697	499
Total non-interest income	1,833	1,547	6,724	6,244

Recurring non-interest expense	5,605	5,448	21,397	22,158
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	975	(7)	975	2,209
Branch realignment	1	—	251	619
Buyout of service contract	—	—	350	—
Total non-interest expense	6,581	5,441	22,973	24,986
Income (loss) before income tax expense	45	308	1,622	(2,607)
Income tax expense (benefit)	(2,438)	81	(1,902)	(1,172)
Net income (loss)	$2,483	$227	$3,524	$(1,435)

	At or For the Three Months Ended:
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Selected Operating Data:		(in thousands)
Interest and dividend income	$5,495	$5,285	$5,120	$4,880	$4,822
Interest expense	552	518	460	429	420
Net interest income	4,943	4,767	4,660	4,451	4,402
Provision for loan losses	150	150	300	350	200
Net interest income after provision for loan losses	4,793	4,617	4,360	4,101	4,202
Service fees on deposit accounts	1,066	1,081	999	1,156	1,089
Gain on sale of loans, net	126	79	174	69	47
Servicing fee income, net of amortization and impairment	(42)	69	6	37	47
Insurance and securities sales commissions	62	78	98	58	63
Rental income from real estate operations	489	146	148	128	150
Buyout of lease by tenant
Other non-interest income	132	153	186	226	151
Total non-interest income	1,833	1,606	1,611	1,674	1,547

Recurring non-interest expense	5,605	5,465	5,222	5,105	5,448
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	975	—	—	—	(7)
Branch realignment	1	250	—	—	—
Buyout of service contract	—	350	—	—	—
Total non-interest expense	6,581	6,065	5,222	5,105	5,441
Income before income tax expense	45	158	749	670	308
Income tax expense (benefit)	(2,438)	48	265	223	81
Net income	$2,483	$110	$484	$447	$227

	At or For the Three Months Ended		At or For the Years Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Selected Financial Performance Ratios:
Return on average assets	1.53%	0.16%	0.57%	(0.26)%
Return on average equity	12.79%	1.03%	4.28%	(1.59)%
Interest rate spread	3.44%	3.46%	3.40%	3.43%
Net interest margin	3.44%	3.47%	3.42%	3.45%
Non-interest expense to average total assets	4.06%	3.81%	4.93%	6.02%
Average interest-earning assets to average interest-bearing liabilities	102.19%	106.89%	103.71%	106.25%

Per Share and Stock Market Data:
Net income (loss) per common share	$0.64	$0.04	$0.85	$(0.31)
Basic weighted average shares outstanding	3,861,342	4,555,540	4,127,465	4,700,842
Book value per share - excluding unallocated ESOP shares	$19.83	$18.40	$19.83	$18.40
Book value per share - including unallocated ESOP shares	$18.21	$17.04	$18.21	$17.04
Closing market price	$17.82	$15.05	$17.82	$15.05
Price to book ratio - excluding unallocated ESOP shares	89.86%	81.79%	89.86%	81.79%
Price to book ratio - including unallocated ESOP shares	97.86%	88.32%	97.86%	88.32%